Exhibit 99.1

YRC Worldwide Teamsters Employees to Vote on Contract Modifications

•	Proposal includes 10% wage reduction, ownership stake in YRC Worldwide

•	Modifications improve the company’s financial and competitive position

Overland Park, Kan., December 3, 2008 - YRC Worldwide Inc. (Nasdaq: YRCW) announced today that its Yellow Transportation, Roadway, Holland and New Penn business units have asked their union employees represented by the International Brotherhood of Teamsters to modify the company’s current labor agreements.

Bill Zollars, Chairman, President and CEO of YRC Worldwide, commented, “During this economic recession, we have already taken a number of steps to improve our financial and competitive position, as we continue aggressive short-term actions to meet the current environment as we plan for our long-term success. We are in the process of working with our union partners to modify the terms of our labor contract in a way that allows us to be more competitive with non-union carriers in the short-term and, at the same time, protect and sustain the financial health of our dedicated employees and our company going forward.”

Zollars continued, “This modification would address our operating cost structure, which is higher than a number of companies in our industry, due primarily to pension plan funding obligations. Funding pensions for our own Teamsters employees is affordable; however, paying for all the retirees and former employees of failed companies as required under our current plans makes us less competitive.”

While working on a longer-term solution to this issue, YRC Worldwide is seeking immediate cost savings through proposed changes for the remainder of the contract including:

•	A 10 percent reduction in all wages paid, inclusive of scheduled increases

•	Suspension of Cost of Living Adjustments (COLA)

In exchange, Teamsters employees would receive a 15 percent ownership stake in YRC Worldwide allowing them to share in future company performance through stock price appreciation. The details of this plan are still being finalized. Contributions to the health, welfare and pension plans would continue as previously negotiated.

The estimated cost savings from these modifications is approximately $220-$250 million annually. The company expects that a ratification vote on the proposed modification will occur prior to the end of the year with an expected effective date of January 1, 2009.

Non-union employees of YRC Worldwide will receive the same or greater percent reduction in total compensation as their represented counterparts. This includes modifications made earlier this year to the non-union pension, retirement and other benefit programs.

YRC Worldwide took an important step earlier this year with the decision to integrate its Yellow Transportation and Roadway networks, an initiative that is already producing results that are better than anticipated in terms of serving customers and improving performance. In addition, the company has moved to strengthen its financial position by commencing a tender offer to purchase outstanding notes, selling excess assets, entering into sale/leaseback transactions for core real estate and executing various cost reduction activities.

Mike Smid, President and CEO of YRC North American Transportation, said, “Even as we take steps to improve our balance sheet, liquidity and net income, it is clear that we need to address our current cost structure to remain competitive in this environment. After outlining our position with the Teamsters leadership, they are strongly aware of the need to provide our company with economic relief to protect union jobs and retirement benefits. The Teamsters have been supportive in reaching a tentative agreement to modify the current contract, and we believe that the union leadership and our employees will agree with our analysis and vote for these necessary modifications to the current agreement.”

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Certain statements in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “expect,” “will,” “allow” or similar expressions. The company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) the success of the company’s tender offer for outstanding notes, whether the employees covered by the National Master Freight Agreement ratify the modification to that agreement, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kan., YRC Worldwide employs approximately 58,000 people.

Media Contact:

Suzanne Dawson

Linden Alschuler & Kaplan

212.329.1420

sdawson@lakpr.com

Investor Contact:

Sheila Taylor

YRC Worldwide Inc.

913.696.6108

sheila.taylor@yrcw.com